May 18, 2012

Novavax, Inc.

9920 Belward Campus Drive

Rockville, Maryland 20850

Re:	Registration Statement on Form S-3 (File No. 333-165496)

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated April 27, 2010 (the “Base Prospectus”) and the prospectus supplement dated May 18, 2012 (together with the Base Prospectus, the “Prospectus”). The Prospectus relates to the offering by Novavax, Inc., a Delaware corporation (the “Company”) of 10,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), which Shares are covered by the Registration Statement. We understand that the Shares have been offered and sold in the manner described in the Prospectus.

We have acted as counsel for the Company in connection with the issuance of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares, are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus supplement under the caption “Validity of Securities.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Sections 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP